Exhibit 99.2

TKK Symphony Acquisition Corporation Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

New York, August 22, 2018 (GLOBE NEWSWIRE) -- TKK Symphony Acquisition Corporation (NASDAQ: TKKSU, the “Company”) announced today the closing of the issuance of an additional 3,000,000 units pursuant to the underwriters’ over-allotment option in connection with its initial public offering. The offering was priced at $10.00 per unit, generating additional gross proceeds of $30,000,000.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) on August 16, 2018 and trade under the ticker symbol “TKKSU”. Each unit consists of one ordinary share, one warrant to purchase one half of one ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on NASDAQ under the symbols “TKKS,” “TKKSR,” and “TKKSW,” respectively.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and simultaneous private placements of units, $250,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An unaudited balance sheet of the Company as of August 22, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering (as well as the exercise of the over-allotment option) and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

EarlyBirdCapital, Inc. acted as sole book running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

About TKK Symphony Acquisition Corporation

TKK Symphony Acquisition Corporation is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

TKK Symphony Acquisition Corporation is led by Chief Executive Officer Sing Wang, Chief Financial Officer Ian Lee and Chief Investment Officer Ronald Issen.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 15, 2018. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Sing Wang

TKK Symphony Acquisition Corporation

+852 6212 8493